Exhibit 99.1

For Immediate Release	Contact: Greg Lemenchick Vice President - Investor Relations investorrelations@dominos.com

Domino’s Pizza® Announces First Quarter 2024 Financial Results

Global retail sales growth (excluding foreign currency impact) of 7.3%

U.S. same store sales growth of 5.6%

International same store sales growth (excluding foreign currency impact) of 0.9%

Global net store growth of 164

Income from operations increased 18.6%; excluding the negative impact of foreign currency exchange rates on international franchise royalty revenues of $1.4 million, income from operations increased 19.4%

ANN ARBOR, Michigan, April 29, 2024: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world, announced results for the first quarter of 2024.

“Our first quarter results demonstrated that our Hungry for MORE strategy is off to a strong start: delivering MORE sales, MORE stores, and MORE profits,” said Russell Weiner, Domino’s Chief Executive Officer. “The Renowned Value we created through our new and improved Domino’s Rewards loyalty program drove outsized comp performance, which flowed through to the bottom line with double-digit profit growth. Importantly, our growth in the U.S. came through positive order counts in both our carryout and delivery businesses for the second quarter in a row. Further, this order growth was across all income cohorts. In Q1 we also went live with marketing on Uber Eats, and we remain on track to exit the year at 3% or MORE of sales coming through this new channel. We are laser focused on driving franchisee profitability and store growth, which will fuel the Company’s ability to win and create meaningful long-term value for our shareholders.”

First Quarter 2024 Operational and Financial Highlights (Unaudited):

The tables below outline certain statistical measures utilized by the Company to analyze its performance, as well as key financial results. This historical data is not necessarily indicative of results to be expected for any future period. Refer to Comments on Regulation G below for additional details, including definitions of these statistical measures and certain reconciliations.

	First Quarter
	2024	2023
Global retail sales: (in millions of U.S. dollars)
U.S. stores	$2,212.0	$2,051.0
International stores	2,152.1	2,062.7
Total	$4,364.1	$4,113.7

First Quarter
	2024	2023
Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 7.8%	+ 5.1%
International stores (1)	+ 6.8%	+ 6.5%
Total (2)	+ 7.3%	+ 5.9%

Same store sales growth: (versus prior year period)
U.S. Company-owned stores	+ 8.5%	+ 7.3%
U.S. franchise stores	+ 5.5%	+ 3.4%
U.S. stores	+ 5.6%	+ 3.6%
International stores (excluding foreign currency impact)	+ 0.9%	+ 1.2%

(1)	2024 first quarter figure excludes the impact of the Russia market. Including the impact of the Russia market, international stores retail sales growth, excluding foreign currency impact, was 6.1%.
(2)	2024 first quarter figure excludes the impact of the Russia market. Including the impact of the Russia market, total global retail sales growth, excluding foreign currency impact, was 7.0%.

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
First quarter of 2024 store counts:
Store count at December 31, 2023	288	6,566	6,854	13,737	20,591
Openings	3	19	22	181	203
Closings	(1)	(1)	(2)	(37)	(39)
Transfers	(1)	1	—	—	—
Store count at March 24, 2024	289	6,585	6,874	13,881	20,755
First quarter 2024 net store growth	2	18	20	144	164
Trailing four quarters net store growth	5	161	166	581	747
Trailing four quarters net store growth, excluding Russia (1)	5	161	166	734	900

(1)

As previously announced, the remaining 143 net stores in Russia were reflected as closed in the third quarter of 2023. Including those remaining closures, 153 net stores in Russia were closed in the trailing four quarters ended March 24, 2024. Refer to Comments on Regulation G and Russia Market discussion below for additional details.

	First Quarter
(In millions, except percentages, percentage points, per share data and leverage ratio)	2024	2023	Increase/ (Decrease)
Total revenues	$1,084.6	$1,024.4	+ 5.9%

U.S. Company-owned store gross margin	17.5%	16.9%	+ 0.6 pp
Supply chain gross margin	11.1%	9.0%	+ 2.1 pp

Income from operations	$210.4	$177.5	+ 18.6%

Net income	$125.8	$104.8	+ 20.1%
Diluted earnings per share	$3.58	$2.93	+ 22.2%

Leverage ratio	5.0x	5.7x	(0.7)x

Net cash provided by operating activities	$123.5	$114.7	+ 7.7%
Capital expenditures	(20.2)	(19.0)	+ 6.0%
Free cash flow	$103.3	$95.7	+ 8.0%

•
Revenues increased $60.2 million, or 5.9%, in the first quarter of 2024 as compared to the first quarter of 2023, primarily due to higher supply chain revenues and U.S. franchise royalties and fees, as well as higher U.S. Company-owned store revenues. The increase in supply chain revenues was attributable to higher order volumes, partially offset by a shift in the relative mix of the products sold by the Company and a decrease in the Company’s food basket pricing to stores. The Company’s food basket pricing to stores decreased 1.9% during the first quarter of 2024 as compared to the first quarter of 2023. U.S. franchise royalties and fees benefited from an increase in fees paid by U.S. franchisees for the use of the Company’s technology platforms, in addition to higher same store sales and net store growth. U.S. Company-owned store revenues increased due to higher same store sales.
•
U.S. Company-owned store gross margin increased 0.6 percentage points in the first quarter of 2024 as compared to the first quarter of 2023. This increase was primarily driven by a decrease in the Company’s food basket pricing to stores which drove lower food costs, as well as sales leverage which was primarily driven by higher customer transaction counts. These improvements were partially offset by increased labor costs as a result of higher wage rates.
•
Supply chain gross margin increased 2.1 percentage points in the first quarter of 2024 as compared to the first quarter of 2023, due to lower food costs resulting from procurement productivity and a decrease in the cost of the Company’s food basket, as well as slightly lower delivery costs.
•
Income from operations increased $32.9 million, or 18.6%, in the first quarter of 2024 as compared to the first quarter of 2023. Excluding the negative impact of foreign currency exchange rates on international franchise royalty revenues of $1.4 million, income from operations increased $34.3 million, or 19.4%, in the first quarter of 2024 as compared to the first quarter of 2023. These increases were due primarily to higher U.S. franchise royalties and fees, as well as gross margin improvement within supply chain, each as discussed above.

•
Net income increased $21.1 million, or 20.1%, in the first quarter of 2024 as compared to the first quarter of 2023, due primarily to higher income from operations, as discussed above. Additionally, the Company’s provision for income taxes decreased $4.8 million in the first quarter of 2024 due to a lower effective tax rate, partially offset by higher income before provision for income taxes. The effective tax rate decreased to 15.9% during the first quarter of 2024 as compared to 21.4% in the first quarter of 2023, driven by a 5.6 percentage point change in the impact of excess tax benefits from equity-based compensation, which is recorded as a reduction to the provision for income taxes. These increases in net income were partially offset by an $18.7 million pre-tax unrealized loss associated with the remeasurement of the Company’s investment in DPC Dash Ltd which was recorded in other expense in the Company’s condensed consolidated statements of income.
•
Diluted EPS was $3.58 in the first quarter of 2024 as compared to $2.93 in the first quarter of 2023, representing a $0.65, or 22.2%, increase. This increase was driven by higher net income, as well as a lower weighted average diluted share count, resulting from the Company’s share repurchases during the trailing four quarters.
•
Net cash provided by operating activities was $123.5 million in 2024 as compared to $114.7 million in 2023. The Company spent $20.2 million on capital expenditures during 2024, as compared to $19.0 million during 2023, resulting in free cash flow of $103.3 million in 2024 as compared to $95.7 million in 2023. The increase in free cash flow was a result of higher net income, excluding non-cash operating activities, partially offset by the negative impact of changes in operating assets and liabilities, payments for advertising activities outpacing receipts from advertising contributions and higher investments in capital expenditures.

Quarterly Dividend

Subsequent to the end of the first quarter of 2024, on April 25, 2024, the Company’s Board of Directors declared a $1.51 per share quarterly dividend on its outstanding common stock for shareholders of record as of June 14, 2024, to be paid on June 28, 2024.

Share Repurchases

During the first quarter of 2024, the Company repurchased and retired 56,372 shares of common stock for a total of $25.0 million. As of March 24, 2024, the Company had a total remaining authorized amount for share repurchases of $1.12 billion.

Change in Advertising Fund Contributions and Technology Fees

As previously announced, as of March 27, 2023, Domino's National Advertising Fund Inc., the Company's consolidated not-for-profit advertising subsidiary, effectuated a temporary reduction of 0.25% to its standard 6.0% advertising contribution rate, which expired at the beginning of the second quarter of 2024, on March 25, 2024.

Additionally, as of March 25, 2024, the Company decreased the U.S. digital per-transaction technology fees that are recognized as the related U.S. franchise retail sales occur by $0.04 to $0.355.

Long-Term Guidance (2024 – 2028)

The Company continues to expect to achieve the following long-term guidance metrics previously announced. Annual global retail sales growth and annual income from operations growth exclude the impact of foreign currency.

•
7%+ Annual global retail sales growth;
•
1,100+ Annual global net store growth; and
•
8%+ Annual income from operations growth.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow and income from operations, excluding foreign currency impact. The Company has also included metrics such as global retail sales, global retail sales growth (excluding foreign currency impact), same store sales growth, net store growth, food basket pricing change, impact of changes in foreign currency exchange rates on international franchise royalty revenues and the leverage ratio, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales,” a statistical measure, to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza brand and believes they are indicative of the financial health of the Company’s franchisee base. In addition, supply chain revenues are directly impacted by changes in franchise retail sales in the U.S. and Canada. As a result, sales by Domino’s franchisees have a direct effect on the Company’s profitability. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year. The 2024 global retail sales growth measures excluding the Russia market are calculated as the growth in retail sales excluding the retail sales from the Russia market from the 2023 retail sales base. Changes in global retail sales growth, excluding foreign currency impact, are primarily driven by same store sales growth and net store growth.

The Company uses “Same store sales growth,” a statistical measure, which is calculated by including only retail sales from stores that also had sales in the comparable weeks of both periods. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales. Same store sales growth for transferred stores is reflected in their current classification.

The Company uses “Net store growth,” a statistical measure, which is calculated by netting gross store openings with gross store closures during the period. Transfers between Company-owned stores and franchised stores are excluded from the calculation of net store growth.

The Company uses “Food basket pricing change,” a statistical measure, which is calculated as the percentage change of the food basket (including both food and cardboard products) purchased by an average U.S. store (based on average weekly unit sales) from U.S. supply chain centers against the comparable period of the prior year. The Company believes that the food basket pricing change is important to investors and other interested persons to understand the Company’s performance. As food basket prices fluctuate, revenues, cost of sales and gross margin percentages in the Company’s supply chain segment also fluctuate. Additionally, cost of sales, gross margins and gross margin percentages for the Company’s U.S. Company-owned stores also fluctuate.

The Company uses “Free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The most directly comparable financial measure calculated and presented in accordance with GAAP is net cash provided by operating activities. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

The Company uses “Income from operations, excluding foreign currency impact,” which is calculated as income from operations as reported under GAAP, less the “impact of changes in foreign currency exchange rates on international franchise royalty revenues,” a statistical measure. The most directly comparable financial measure calculated and presented in accordance with GAAP is income from operations. The impact of changes in foreign currency exchange rates on international franchise royalty revenues is calculated as the difference in international franchise royalty revenues resulting from translating current period local currency results to U.S. dollars at current period exchange rates as compared to prior period exchange rates. The Company believes that the impact of changes in foreign currency exchange rates on international franchise royalty revenues is important to investors and other interested persons to understand the Company’s international royalty revenues given the significant variability in those revenues and that can be driven by changes in foreign currency exchanges rates. International franchise royalty revenues do not have a cost of sales component, so changes in these revenues have a direct impact on income from operations.

The Company uses the “Leverage ratio1,” which is calculated as the Company’s securitized debt related to its fixed-rate notes from the recapitalizations completed in 2021, 2019, 2018, 2017 and 2015 and borrowings under its variable funding notes, divided by Segment Income as defined by the Company under Accounting Standards Codification 280, Segment Reporting on a trailing four quarters basis. The Company has historically operated with a leverage ratio between four and six times. The Company reviews its leverage ratio on at least a quarterly basis and believes its leverage ratio is important to investors and other interested persons to understand the capital structure of the Company, and to assess the ability of the Company to meet its financial obligations.

The reconciliation of the leverage ratio for the first quarters of 2024 and 2023 is as follows:

	March 24, 2024		March 26, 2023
2015 Ten-Year Notes	$742,000		$750,000
2017 Ten-Year Notes	940,000		950,000
2018 7.5-Year Notes	402,688		406,938
2018 9.25-Year Notes	379,000		383,000
2019 Ten-Year Notes	648,000		654,750
2021 7.5-Year Notes	826,625		835,125
2021 Ten-Year Notes	972,500		982,500
Total fixed-rate notes	$4,910,813		$4,962,313

Segment Income - first quarter of 2024 and 2023	$241,843		$203,615
Segment Income - fourth quarter of 2023 and 2022	294,600		260,328
Segment Income - third quarter of 2023 and 2022	217,287		201,264
Segment Income - second quarter of 2023 and 2022	223,618		204,957
Trailing four quarters Segment Income	$977,348		$870,164
Leverage ratio	5.0	x	5.7	x

(1)	The Company also calculates and reviews its senior leverage ratio and Holdco leverage ratio as defined in the indenture governing the Company’s securitized debt.

Russia Market

On August 21, 2023, the Company’s master franchisee that owned and operated Domino’s Pizza stores in Russia announced its intent to file for bankruptcy with respect to the stores in that market. Therefore, as of August 21, 2023, the Company has considered the stores in the Russia market to be closed and they are excluded from the Company’s ending store count as of the end of the third quarter of 2023. The Company has disclosed its statistical measure of net store growth for the trailing four quarters including and excluding the impact of the closure of the Russia market. Additionally, the Company has presented its statistical measure of global retail sales growth, excluding foreign currency impact, for the first quarter of 2024 excluding the impact of the retail sales from the Russia market. The Company believes the impact of the Russia market on its statistical measure of global retail sales growth, excluding foreign currency impact, for the first quarter of 2023 was immaterial and prior amounts have not been adjusted to conform to the current year presentation. The Company believes the impact of the Russia market on its statistical measure of same store sales growth for the periods presented was immaterial, and it also believes the impact of the Russia market on its consolidated statements of income related to international franchise royalties and fee revenues and general and administrative expenses for the first quarter of 2023 was immaterial.

Conference Call Information

The Company will file its Quarterly Report on Form 10-Q today. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 8:30 a.m. (Eastern) to review its first quarter 2024 financial results. The webcast is available at ir.dominos.com and will be archived for one year.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 20,700 stores in over 90 markets. Domino’s had global retail sales of over $18.5 billion for the trailing four quarters ended March 24, 2024. Its system is comprised of independent franchise owners who accounted for 99% of Domino’s stores as of the end of the first quarter of 2024. In the U.S., Domino’s generated more than 85% of U.S. retail sales in 2023 via digital channels and has developed several innovative ordering platforms including seven unique ways to order Domino’s.

Order – dominos.com

Company Info – biz.dominos.com

Media Assets – media.dominos.com

Please visit our Investor Relations website at ir.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, store growth and the growth of our U.S. and international business in general, our ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; our ability to successfully implement our growth strategy, including through our participation in the third-party order aggregation marketplace; labor shortages or changes in operating expenses resulting from increases in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs or negative economic conditions; the effectiveness of our advertising, operations and promotional initiatives; shortages, interruptions or disruptions in the supply or delivery of fresh food products and store equipment; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; the impact of new or improved technologies and alternative methods of delivery on consumer behavior; new product, digital ordering and concept developments by us, and other food-industry competitors; the additional risks our international operations subject us to; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to successfully manage their operations without negatively impacting our royalty payments and fees or our brand’s reputation; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence or negative economic conditions in general; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation and maintain demand for new stores; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; changes in income tax rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy, payment methods, advertising and consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products or food tampering or other events that may impact our reputation; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the impact that environmental, social and governance matters may have on our business and reputation; the effect of war, terrorism, catastrophic events, other geopolitical or reputational considerations or climate change; our ability to pay dividends and repurchase shares; changes in consumer tastes, spending and traffic patterns and demographic trends; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	March 24, 2024	% of Total Revenues	March 26, 2023	% of Total Revenues
(In thousands, except share and per share data)
Revenues:
U.S. Company-owned stores	$92,649		$84,911
U.S. franchise royalties and fees	150,518		132,864
Supply chain	659,214		624,226
International franchise royalties and fees	71,966		69,671
U.S. franchise advertising	110,300		112,726
Total revenues	1,084,647	100.0%	1,024,398	100.0%
Cost of sales:
U.S. Company-owned stores	76,458		70,572
Supply chain	586,319		568,279
Total cost of sales	662,777	61.1%	638,851	62.4%
Gross margin	421,870	38.9%	385,547	37.6%
General and administrative	101,024	9.3%	95,189	9.3%
U.S. franchise advertising	110,300	10.2%	112,726	11.0%
Refranchising loss	133	0.0%	149	0.0%
Income from operations	210,413	19.4%	177,483	17.3%
Other expense	(18,699)	(1.7)%	—	0.0%
Interest expense, net	(42,107)	(3.9)%	(44,156)	(4.3)%
Income before provision for income taxes	149,607	13.8%	133,327	13.0%
Provision for income taxes	23,783	2.2%	28,557	2.8%
Net income	$125,824	11.6%	$104,770	10.2%
Earnings per share:
Common stock – diluted	$3.58		$2.93
Weighted average diluted shares	35,154,232		35,708,938

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 24, 2024	December 31, 2023
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$203,894	$114,098
Restricted cash and cash equivalents	209,752	200,870
Accounts receivable, net	285,609	282,809
Inventories	76,086	82,964
Prepaid expenses and other	42,143	30,215
Advertising fund assets, restricted	76,982	106,335
Total current assets	894,466	817,291
Property, plant and equipment, net	297,238	304,365
Operating lease right-of-use assets	212,251	207,323
Investment in DPC Dash	124,854	143,553
Other assets	215,933	202,367
Total assets	$1,744,742	$1,674,899
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$4,866	$56,366
Accounts payable	111,678	106,267
Operating lease liabilities	39,942	39,330
Advertising fund liabilities	75,134	104,246
Other accrued liabilities	277,973	241,141
Total current liabilities	509,593	547,350
Long-term liabilities:
Long-term debt, less current portion	4,973,812	4,934,062
Operating lease liabilities	184,691	179,548
Other accrued liabilities	84,976	84,306
Total long-term liabilities	5,243,479	5,197,916
Total stockholders’ deficit	(4,008,330)	(4,070,367)
Total liabilities and stockholders’ deficit	$1,744,742	$1,674,899

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Quarter Ended
	March 24, 2024	March 26, 2023
(In thousands)
Cash flows from operating activities:
Net income	$125,824	$104,770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,869	18,170
Refranchising loss	133	149
Loss on sale/disposal of assets	90	275
Amortization of debt issuance costs	1,266	1,292
Benefit for deferred income taxes	(3,757)	(3,439)
Non-cash equity-based compensation expense	11,338	7,538
Excess tax (benefits) deficiencies from equity-based compensation	(8,104)	298
(Benefit) provision for losses on accounts and notes receivable	(8)	572
Unrealized loss on investments	18,699	—
Changes in operating assets and liabilities	(9,961)	7,388
Changes in advertising fund assets and liabilities, restricted	(31,925)	(22,331)
Net cash provided by operating activities	123,464	114,682
Cash flows from investing activities:
Capital expenditures	(20,181)	(19,031)
Other	(1,305)	(572)
Net cash used in investing activities	(21,486)	(19,603)
Cash flows from financing activities:
Repayments of long-term debt and finance lease obligations	(13,525)	(13,899)
Proceeds from exercise of stock options	10,774	343
Purchases of common stock	(25,000)	(30,083)
Tax payments for restricted stock upon vesting	(6,700)	(1,553)
Payments of common stock dividends and equivalents	(343)	(89)
Net cash used in financing activities	(34,794)	(45,281)
Effect of exchange rate changes on cash	(672)	(186)
Change in cash and cash equivalents, restricted cash and cash equivalents	66,512	49,612

Cash and cash equivalents, beginning of period	114,098	60,356
Restricted cash and cash equivalents, beginning of period	200,870	191,289
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	88,165	143,559
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	403,133	395,204

Cash and cash equivalents, end of period	203,894	154,193
Restricted cash and cash equivalents, end of period	209,752	170,798
Cash and cash equivalents included in advertising fund assets, restricted, end of period	55,999	119,825
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$469,645	$444,816

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